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                                                             EXHIBIT 99.4



      ALL INDEBTEDNESS EVIDENCED BY THIS SUBORDINATED PROMISSORY NOTE IS SUBORDINATED TO OTHER INDEBTEDNESS PURSUANT TO, AND TO THE EXTENT PROVIDED IN, AND IS OTHERWISE SUBJECT TO THE TERMS OF, THE SUBORDINATION AGREEMENT, DATED AS OF JUNE 5, 1997, AS THE SAME MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, BY AND AMONG MALIBU ENTERTAINMENT WORLDWIDE, INC., AS BORROWER, MEI HOLDINGS, L.P., AS SUBORDINATED LENDER, AND FOOTHILL CAPITAL CORPORATION, AS SENIOR LENDER.

                         SUBORDINATED PROMISSORY NOTE


$10,000,000                                                     New York, N.Y.
                                                                  June 5, 1997


            FOR VALUE RECEIVED, the undersigned, Malibu Entertainment Worldwide, Inc., a Georgia corporation ("Maker"), promises to pay to the order of MEI Holdings, L.P., a Delaware limited partnership (together with any subsequent holder of this Note, "Holder"), at its offices located at c/o The Hampstead Group, 2200 Ross Avenue., Suite 4200 West, Dallas, Texas 75201, or at such other address or to such account as Holder may from time to time designate in writing, the principal sum of Ten Million United States Dollars ($10,000,000), together with interest thereon from the date hereof on the unpaid principal balance at the rate and otherwise as herein provided. Unless otherwise specified by Holder in writing, all payments on this Note shall be made in lawful money of the United States of America and in immediately available funds.

            The principal amount of this Note and all accrued and unpaid interest thereon shall become due and be paid on July 15, 1997 (the "Maturity Date"). Maker may, at its option and upon three (3) Business Days' prior written notice from Maker to Holder, prepay in whole or in part the outstanding principal balance of this Note without payment of any premium or penalty.

            For purposes of this Note: (i) "Applicable Interest Rate" shall mean a rate per annum equal to LIBOR plus 350 basis points, which Applicable Interest Rate shall be adjusted monthly on the Determination Date; (ii) "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business; (iii) "Default Rate" shall mean a rate per annum (adjusted monthly on each Determination Date) equal to the Applicable Interest Rate plus 500 basis points; provided, however, in no event shall such rate exceed the maximum rate permitted by applicable law;
(iv) "Determination Date" shall mean the date which is two Eurodollar Business Days prior to the first day of a calendar month; (v) "Eurodollar Business Day" shall mean a Business Day on which banks in the City of London, England, are open for interbank or foreign exchange transactions; and (vi) "LIBOR" shall mean the rate (expressed as a

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percentage per annum) for deposits in U.S. dollars, for a one-month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London, England time, on the related Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London, England time, on the related Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen LIBOR Page as of 11:00 a.m., London, England time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen LIBOR Page as of 11:00 a.m., London, England time, on such Determination Date, Holder shall request the principal London, England office of any four major reference banks in the London interbank market selected by Holder to provide such bank's offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London, England time, on such Determination Date for amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such offered quotations are so provided, Holder shall request any three major banks in New York City selected by Holder to provide such bank's rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time, on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR shall be LIBOR as in effect on the Eurodollar Business Day immediately preceding the applicable Determination Date. LIBOR shall be determined in accordance with this paragraph by Holder or its agent.

            Maker shall pay interest, in arrears for each one-month LIBOR interest period (or portion thereof) from and including the first Business Day of each calendar month (or from the date hereof in the case of the initial interest period) to but excluding the first Business Day of the immediately succeeding calendar month, on the unpaid principal balance of this Note from time to time outstanding at the Applicable Interest Rate determined for each such one-month interest period on the immediately preceding Determination Date, on the first Business Day of each calendar month during the term of this Note. The balance of the unpaid principal of this Note together with all accrued and unpaid interest thereon shall be paid on the Maturity Date, all in accordance with the terms and provisions set forth herein. Interest on the unpaid principal balance of this Note shall be computed on the actual number of days elapsed, and a year of 360 days.

            Maker shall use the proceeds of the loan evidenced by this Note solely to fund its working capital requirements and to repay indebtedness of the Maker the proceeds of which were used by Maker solely to fund its working capital requirements.

            If Maker fails to make any payment of principal, accrued and unpaid interest or any other amount due hereunder on any due date therefor, whether at stated maturity or otherwise, the unpaid amount (including, to the extent enforceable at law, any unpaid amount of interest) shall bear interest at the Default Rate until paid. Maker shall also pay to Holder, in addition to the amount due, all reasonable costs and expenses incurred by Holder in


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collecting or enforcing, or attempting to collect or enforce this Note, including without limitation court costs and reasonable attorneys' fees and expenses (including reasonable attorneys' fees and expenses on any appeal by either Maker or Holder and in any bankruptcy proceeding).

            With respect to the amounts due pursuant to this Note, Maker waives demand, presentment, protest, notice of dishonor, notice of nonpayment, suit against any party, diligence in collection of this Note, and all other requirements necessary to enforce this Note.

            In no event shall any amount deemed to constitute interest due or payable hereunder (including interest calculated at the Default Rate) exceed the maximum rate of interest permitted by applicable law (the "Maximum Amount"), and in the event such payment is inadvertently paid by Maker or inadvertently received by Holder, then such sum shall be credited as a payment of principal or other amounts (other than interest) outstanding hereunder, and, if in excess of the outstanding amount of principal or other amounts outstanding hereunder, shall be immediately returned to Maker upon such determination. It is the express intent hereof that Maker not pay and Holder not receive, directly or indirectly, interest in excess of the Maximum Amount.

            Holder shall not by any act, delay, omission, or otherwise be deemed to have modified, amended, waived, extended, discharged, or terminated any of its rights or remedies, and no modification, amendment, waiver, extension, discharge, or termination of any kind shall be valid unless in writing and signed by Holder. All rights and remedies of Holder under the terms of this Note and applicable statutes or rules of law shall be cumulative, and may be exercised successively or concurrently. Maker agrees that there are no defenses, equities, or setoffs with respect to the obligations set forth herein, and to the extent any such defenses, equities, or setoffs may exist, the same are hereby expressly released, forgiven, waived, and forever discharged. The obligations of Maker hereunder shall be binding upon and enforceable against Maker and its successors and assigns and shall inure to the benefit of Holder and its successors and assigns.

            Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

            This Note was negotiated in New York, and made by Holder and accepted by Maker in the State of New York, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects, including without limitation matters of construction, validity, and performance, this Note and the obligations arising hereunder shall be governed by, and construed in accordance with, the internal laws of the State of New York and any applicable law of the United States of America. To the fullest extent permitted by law, Maker hereby unconditionally and irrevocably waives any claim to assert that the laws of any other jurisdiction governs this


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Note, and this Note shall be governed by and construed in accordance with the laws of the State of New York pursuant to ss. 5-1401 of the New York General Obligations Law.

            MAKER, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING WITHOUT LIMITATION ANY TORT ACTION, BROUGHT WITH RESPECT TO THIS NOTE. HOLDER MAY FILE A COPY OF THIS WAIVER WITH ANY COURT AS WRITTEN EVIDENCE OF MAKER'S KNOWING, VOLUNTARY, AND BARGAINEDFOR AGREEMENT IRREVOCABLY TO WAIVE ITS RIGHTS TO TRIAL BY JURY, AND THAT, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, ANY DISPUTE OR CONTROVERSY WHATSOEVER BETWEEN MAKER AND HOLDER SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

            Maker may not assign or delegate this Note or any of its rights or obligations hereunder without the prior consent of Holder (which consent may be given or withheld in the sole discretion of Holder). Holder may assign or delegate this Note or any of its rights or obligations hereunder without prior consent of or notice to Maker.

            IN WITNESS WHEREOF, Maker has caused this Note to be duly executed on its behalf as of the day and year first above written.

                              MALIBU ENTERTAINMENT WORLDWIDE, INC.


                              By:
                                    --------------------------------------------
                                    Name:
                                    Title:


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